Exhibit 99.1

Edge Therapeutics Reports Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

BERKELEY HEIGHTS, N.J. – November 20, 2015 – Edge Therapeutics, Inc. (Nasdaq: EDGE) (the “Company”), a clinical stage biotechnology company developing novel hospital-based therapies in the management of acute, life threatening conditions, today announced that on November 16, 2015, the Compensation Committee of the Company’s Board of Directors approved the grant of non-qualified stock options to W. Bradford Middlekauff, the Company’s newly appointed Senior Vice President, General Counsel and Secretary.  The grant was made as an inducement material to Mr. Middlekauff’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

In connection with his hiring, which the Company announced on November 5, 2015, Mr. Middlekauff received an option to purchase 80,000 shares of the Company's common stock, with an exercise price of $14.92 per share, which is equal to the closing price of the Company's common stock as reported by NASDAQ on November 16, 2015, the grant date.  The option has a 10 year term and vests over a period of four years, with 25% vesting on October 30, 2016, which is one year following Mr. Middlekauff’s date of hire, and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, subject to his continuous employment through each vesting date, and subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Middlekauff’s option agreement.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms in the management of acute, life-threatening neurological conditions. EG-1962, the Company’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. EG-1964, the Company’s second product candidate, is being evaluated as a potential prophylactic treatment in the management of chronic subdural hematoma, to prevent recurrent bleeding on the surface of the brain.

For additional information about Edge Therapeutics, Inc., please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives and partners of Edge Therapeutics, Inc. related thereto that are not historical in nature (including but not limited to upcoming milestones) contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond the Company’s control) as described under the heading “Risk Factors” in the Company’s filings with the United States Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor Contact:
Allison Wey
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: awey@edgetherapeutics.com